EXHIBIT 99.1

News
For Immediate Release
4 Landmark Square Suite 400 Stamford, CT 06901 Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

SILGAN ANNOUNCES RECORD THIRD QUARTER EARNINGS

Third Quarter 2014 Highlights

·	Record net income of $1.31 per share
·	8.1 percent increase in adjusted net income per share to a record $1.33
·	Net sales increased 5.2 percent
·	Acquired metal container assets of Van Can Company

STAMFORD, CT, October 22, 2014 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for shelf-stable food and other consumer goods products, today reported third quarter 2014 net income of $83.3 million, or $1.31 per diluted share, as compared to third quarter 2013 net income of $77.2 million, or $1.21 per diluted share.

“We are pleased with our third quarter 2014 results, as we delivered record adjusted net income per diluted share of $1.33, representing an 8.1 percent increase over the previous record achieved last year,” said Tony Allott, President and CEO.  “Our metal container business performed well, despite lower than expected volumes, as solid performance in Europe and a good tomato pack were partly offset by lower vegetable and soup volumes in the U.S.  Our closures business benefitted from increases in unit volumes, both organically and through Portola Packaging, the integration of which continues to go as planned.  Our plastic container business saw volume improvement and stronger earnings, and we continue to implement our strategy to reposition the

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SILGAN HOLDINGS
October 22, 2014

customer portfolio,” continued Mr. Allott.  “Based on our year-to-date performance and our outlook for the remainder of the year including an early end to the pack season, we are narrowing our full year 2014 earnings estimate of adjusted net income per diluted share to a range of $3.10 to $3.20, an increase of 13.1 percent to 16.8 percent over the prior year,” concluded Mr. Allott.

Adjusted net income per diluted share was $1.33 for the third quarter of 2014 as compared to $1.23 for the third quarter of 2013, after adjustments increasing net income per diluted share by $0.02 for each of the third quarters of 2014 and 2013.  A reconciliation of net income per diluted share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by the Company which adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.  Adjustments include the net results from operations in Venezuela because such operations are unable to import raw materials on a regular basis due to the ongoing unstable political environment in Venezuela and an increasingly restrictive monetary policy.

Net sales for the third quarter of 2014 were $1,228.4 million, an increase of $60.5 million, or 5.2 percent, as compared to $1,167.9 million in 2013.  This increase was the result of an increase in net sales in the closures and plastic container businesses, partially offset by lower net sales in the metal container business.

Income from operations for the third quarter of 2014 was $147.7 million, an increase of $11.8 million, or 8.7 percent, as compared to $135.9 million for the third quarter of 2013, and operating margin increased to 12.0 percent from 11.6 percent for the same periods.  The increase in income from operations was a result of higher income from operations across all businesses.  Income from operations included rationalization charges of $2.5 million and $1.3 million in the third quarters of 2014 and 2013, respectively.

Interest and other debt expense for the third quarter of 2014 was $19.3 million, an increase of $2.3 million as compared to the third quarter of 2013, due to higher weighted average interest rates and higher average outstanding borrowings.

The effective tax rate was 35.1 percent for each of the third quarters of 2014 and 2013.

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SILGAN HOLDINGS
October 22, 2014

Metal Containers

Net sales of the metal container business were $827.7 million for the third quarter of 2014, a decrease of $3.4 million, or 0.4 percent, as compared to $831.1 million in 2013.  This decrease was primarily the result of lower unit volumes and the financial impact from a large number of significantly longer-term customer contract renewals and extensions recently completed, partially offset by the pass through of higher raw material and other manufacturing costs. The decline in unit volumes of approximately 1.5 percent compared to the same quarter in the prior year was primarily due to lower volumes of core vegetables and soup in the U.S., partially offset by volume gains in Europe and a good tomato pack in the U.S.

Income from operations of the metal container business in the third quarter of 2014 increased $3.9 million to $112.2 million as compared to $108.3 million in 2013, and operating margin increased to 13.6 percent as compared to 13.0 percent in 2013.  The increase in income from operations was primarily due to lower manufacturing and depreciation expenses and better operating performance in Europe.  These increases were partially offset by a decrease in unit volumes in the U.S. and the impact from customer contract renewals.

Closures

Net sales of the closures business were $241.0 million in the third quarter of 2014, an increase of $55.8 million, or 30.1 percent, as compared to $185.2 million in 2013.  This increase was primarily the result of an increase in unit volumes due largely to the inclusion of Portola Packaging which was acquired in October 2013.

Income from operations of the closures business in the third quarter of 2014 increased $4.6 million to $27.7 million as compared to $23.1 million in 2013, while operating margin decreased to 11.5 percent from 12.5 percent over the same periods.  The increase in income from operations was primarily attributable to the inclusion of Portola Packaging which has a lower operating margin rate.

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SILGAN HOLDINGS
October 22, 2014

Plastic Containers

Net sales of the plastic container business were $159.7 million in the third quarter of 2014, an increase of $8.1 million, or 5.3 percent, as compared to $151.6 million in 2013.  This increase was primarily due to an increase in volumes of approximately 5 percent and the pass through of higher raw material costs, partially offset by the impact of unfavorable foreign currency translation.

Income from operations of the plastic container business for the third quarter of 2014 was $13.1 million, an increase of $4.5 million as compared to $8.6 million in 2013, and operating margin increased to 8.2 percent from 5.7 percent over the same periods.  These increases were primarily attributable to lower manufacturing and depreciation expenses, a customer reimbursement for certain historical project costs and an increase in volumes, partially offset by higher rationalization charges.  Rationalization charges were $1.3 million in the third quarter of 2014.

Nine Months

Net income for the first nine months of 2014 was $158.8 million, or $2.49 per diluted share, as compared to net income for the first nine months of 2013 of $162.1 million, or $2.50 per diluted share.  Adjusted net income per diluted share for the first nine months of 2014 was $2.59 versus $2.33 in the prior year period, after adjustments increasing net income per diluted share by $0.10 for the first nine months of 2014 and adjustments decreasing net income per diluted share by $0.17 for the first nine months of 2013.

Net sales for the first nine months of 2014 increased $157.9 million, or 5.6 percent, to $3.0 billion as compared to $2.84 billion for the first nine months of 2013.  This increase was primarily the result of the inclusion of Portola Packaging, the pass through of higher raw material costs, the favorable impact of foreign currency translation and a favorable mix of products sold in the plastic container business.  These increases were partially offset by the impact of lower unit volumes and customer contract renewals in the metal container business.

Income from operations for the first nine months of 2014 was $301.7 million, an increase of $32.8 million, or 12.2 percent, from the same period in 2013.  This increase was primarily a result of lower manufacturing and depreciation expenses, the inclusion of the operations of

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SILGAN HOLDINGS
October 22, 2014

Portola Packaging, a smaller loss in Venezuela compared to the prior year period and a favorable mix of products sold in the plastic container business.  These increases were partially offset by the impact of a decrease in unit volumes and customer contract renewals in the metal container business and higher rationalization charges. Income from operations for the first nine months of 2014 included rationalization charges of $5.0 million and a loss of $2.6 million from operations in Venezuela.  Income from operations for the first nine months of 2013 included rationalization charges of $3.6 million and a loss of $5.3 million from operations in Venezuela which included a $3.0 million charge for the remeasurement of net assets due to a currency devaluation.

Interest and other debt expense before loss on early extinguishment of debt for the first nine months of 2014 was $56.9 million, an increase of $9.2 million as compared to the first nine months of 2013.  This increase was due to higher weighted average interest rates and higher average outstanding borrowings.  Loss on early extinguishment of debt of $1.5 million in the first nine months of 2014 was a result of the refinancing of the senior secured credit facility in January 2014.  Loss on early extinguishment of debt of $2.1 million for the first nine months of 2013 was a result of the prepayment of $300.9 million of term debt under the previous senior secured credit facility.

The effective tax rate for the first nine months of 2014 was 34.8 percent, as compared to 35.0 percent for the first nine months of 2013 which excludes the $19.7 million favorable adjustment primarily related to the completion of the Internal Revenue Service audit for periods through 2007.

Outlook for 2014

The Company narrowed its estimate of adjusted net income per diluted share for the full year of 2014 to a range of $3.10 to $3.20 from the previous range of $3.10 to $3.30.  This estimate includes certain adjustments listed in Table B at the back of this press release and represents an increase of 13.1 percent to 16.8 percent over record adjusted net income per diluted share of $2.74 in the prior year.

The Company is providing an estimate of adjusted net income per diluted share for the fourth quarter of 2014 in the range of $0.51 to $0.61, which includes certain adjustments listed in Table

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SILGAN HOLDINGS
October 22, 2014

B at the back of this press release.  This estimate compares to adjusted net income per diluted share of $0.40 in the fourth quarter of 2013.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the third quarter of 2014 at 11:00 A.M. eastern time on October 22, 2014.  The toll free number for those in the U.S. and Canada is (877) 440-5787, and the number for international callers is (719) 325-2278.  For those unable to listen to the live call, a taped rebroadcast will be available until November 5, 2014.  To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112, and international callers should dial (719) 457-0820.  The pass code for the rebroadcast is 6990765.

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Silgan Holdings is a leading supplier of rigid packaging for shelf-stable food and other consumer goods products with annual net sales of approximately $3.7 billion in 2013.  Silgan operates 89 manufacturing facilities in North and South America, Europe and Asia.  Silgan is a leading supplier of metal containers in North America and Europe and a leading worldwide supplier of metal, composite and plastic closures for food and beverage products.  In addition, Silgan is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended.   Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2013 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter and nine months ended September 30,
(Dollars in millions, except per share amounts)

	Third Quarter		Nine Months
	2014	2013	2014	2013

Net sales	$1,228.4	$1,167.9	$3,001.6	$2,843.7

Cost of goods sold	1,022.8	980.1	2,524.3	2,416.5

Gross profit	205.6	187.8	477.3	427.2

Selling, general and administrative expenses	55.4	50.6	170.6	154.7

Rationalization charges	2.5	1.3	5.0	3.6

Income from operations	147.7	135.9	301.7	268.9

Interest and other debt expense before loss on
early extinguishment of debt	19.3	17.0	56.9	47.7

Loss on early extinguishment of debt	-	-	1.5	2.1

Interest and other debt expense	19.3	17.0	58.4	49.8

Income before income taxes	128.4	118.9	243.3	219.1

Provision for income taxes	45.1	41.7	84.5	57.0

Net income	$83.3	$77.2	$158.8	$162.1

Earnings per share:
Basic net income per share	$1.31	$1.22	$2.50	$2.51
Diluted net income per share	$1.31	$1.21	$2.49	$2.50

Cash dividends per common share	$0.15	$0.14	$0.45	$0.42

Weighted average shares (000’s):
Basic	63,448	63,449	63,480	64,522
Diluted	63,714	63,864	63,827	64,911

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter and nine months ended September 30,
(Dollars in millions)

	Third Quarter		Nine Months
	2014	2013	2014	2013
Net sales:
Metal containers	$827.7	$831.1	$1,814.8	$1,826.0
Closures	241.0	185.2	687.0	527.9
Plastic containers	159.7	151.6	499.8	489.8
Consolidated	$1,228.4	$1,167.9	$3,001.6	$2,843.7

Income from operations:
Metal containers (a)	$112.2	$108.3	$203.6	$193.6
Closures (b)	27.7	23.1	70.6	55.4
Plastic containers (c)	13.1	8.6	38.9	30.4
Corporate (d)	(5.3)	(4.1)	(11.4)	(10.5)
Consolidated	$147.7	$135.9	$301.7	$268.9

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	Sept. 30,	Sept. 30,	Dec. 31,
	2014	2013	2013
Assets:
Cash and cash equivalents	$145.9	$134.5	$160.5
Trade accounts receivable, net	616.3	587.7	333.0
Inventories	588.3	544.5	515.6
Other current assets	56.9	65.1	73.4
Property, plant and equipment, net	1,080.2	1,052.4	1,118.4
Other assets, net	1,142.6	818.9	1,120.2
Total assets	$3,630.2	$3,203.1	$3,321.1

Liabilities and stockholders’ equity:
Current liabilities, excluding debt	$446.2	$391.5	$474.2
Current and long-term debt	1,967.0	1,799.9	1,703.8
Other liabilities	435.7	382.3	429.3
Stockholders’ equity	781.3	629.4	713.8
Total liabilities and stockholders’ equity	$3,630.2	$3,203.1	$3,321.1

(a)
Includes rationalization charges of $0.3 million and $1.7 million for the three and nine months ended September 30, 2013, respectively.  Includes plant start-up costs of $0.8 million for the nine months ended September 30, 2013.

(b)
Includes rationalization charges of $1.2 million and $1.0 million for the three months ended September 30, 2014 and 2013, respectively, and $2.7 million and $1.2 million for the nine months ended September 30, 2014 and 2013, respectively.  Includes income from operations in Venezuela of $0.8 million and $0.1 million for the three months ended September 30, 2014 and 2013, respectively, and losses from operations in Venezuela of $2.6 million and $5.3 million for the nine months ended September 30, 2014 and 2013, respectively.

(c)	Includes rationalization charges of $1.3 million for the three months ended September 30, 2014 and $2.3 million and $0.7 million for the nine months ended September 30, 2014 and 2013, respectively.
(d)
Includes acquisition costs attributable to announced acquisitions of $0.3 million and $1.0 million for the three months ended September 30, 2014 and 2013, respectively, and $0.5 million and $1.2 million for the nine months ended September 30, 2014 and 2013, respectively.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the nine months ended September 30,
(Dollars in millions)

	2014	2013

Cash flows provided by (used in) operating activities:
Net income	$158.8	$162.1
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	114.2	127.1
Rationalization charges	5.0	3.6
Loss on early extinguishment of debt	1.5	2.1
Other changes that provided (used) cash, net of
effects from acquisitions:
Trade accounts receivable, net	(291.8)	(258.1)
Inventories	(81.6)	(25.0)
Trade accounts payable and other changes, net	41.3	(10.8)
Net cash (used in) provided by operating activities	(52.6)	1.0

Cash flows provided by (used in) investing activities:
Purchases of businesses, net of cash acquired	(17.7)	(6.0)
Capital expenditures	(94.3)	(79.9)
Proceeds from asset sales	1.2	6.7
Net cash used in investing activities	(110.8)	(79.2)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(29.0)	(27.2)
Changes in outstanding checks – principally vendors	(86.5)	(73.5)
Shares repurchased under authorized repurchase program	(24.7)	(267.6)
Net borrowings and other financing activities	289.0	115.4
Net cash provided by (used in) financing activities	148.8	(252.9)

Cash and cash equivalents:
Net decrease	(14.6)	(331.1)
Balance at beginning of year	160.5	465.6
Balance at end of period	$145.9	$134.5

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
 (UNAUDITED)
For the quarter and nine months ended September 30,

Table A

	Third Quarter		Nine Months
	2014	2013	2014	2013

Net income per diluted share as reported	$1.31	$1.21	$2.49	$2.50

Adjustments:
Tax audit adjustment	-	-	-	(0.30)
Rationalization charges	0.03	0.01	0.05	0.03
New plant start-up costs	-	-	-	0.01
Costs attributable to announced acquisitions	-	0.01	-	0.01
Loss on early extinguishment of debt	-	-	0.02	0.02
Net (income) loss from operations in Venezuela	(0.01)	-	0.03	0.06
Adjusted net income per diluted share	$1.33	$1.23	$2.59	$2.33

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and year ended,

Table B

	Fourth Quarter			Year Ended
	December 31,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2014	2014	2013	2014	2014	2013
Net income per diluted share as estimated
for 2014 and as reported for 2013	$0.47	$0.57	$0.36	$2.96	$3.06	$2.87

Adjustments:
Tax audit adjustment	-	-	-	-	-	(0.30)
Rationalization charges	0.04	0.04	0.09	0.09	0.09	0.12
New plant start-up costs	-	-	-	-	-	0.01
Costs attributable to announced acquisitions (2)	-	-	-	-	-	0.01
Loss on early extinguishment of debt	-	-	-	0.02	0.02	0.02
Net (income) loss from operations in Venezuela	-	-	(0.05)	0.03	0.03	0.01
Adjusted net income per diluted share
as estimated for 2014 and presented for 2013	$0.51	$0.61	$0.40	$3.10	$3.20	$2.74

(1)
The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure.  The Company’s management believes it is useful to exclude rationalization charges, new plant start-up costs, acquisition costs attributable to announced acquisitions, the loss on early extinguishment of debt, tax adjustments for prior periods related to the completion of Internal Revenue Service audits and net results from operations in Venezuela, including the impact from the remeasurement of net assets in Venezuela, from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results.  While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Acquisition costs attributable to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company.  Due to the political environment in Venezuela and an increasingly restrictive monetary policy, the operations in Venezuela are unable to import raw materials on a regular basis.  Therefore, management does not view the net results from operations in Venezuela to be meaningful or indicative.  Such Non-GAAP financial measure is not determined in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein.  Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2)	Acquisition costs attributable to announced acquisitions have not been estimated for future periods.